Exhibit 99.1

Double-Take Software, Inc. Announces Second Quarter 2009 Financial Results

License Revenue Increases 35% from the First Quarter

SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--July 28, 2009--Double-Take Software, Inc. (NASDAQ: DBTK), a leading provider of recovery solutions, today announced its financial results for the second quarter ended June 30, 2009.

“In the second quarter, unlike the first quarter, we felt that our business was predictable,” said Dean Goodermote, Chairman, CEO and President, “as buying patterns normalized and the quarter rolled out as expected. I was particularly pleased with the rebound in North American license sales which rose over 60% compared with the previous quarter and am enthused about our long term prospects as we integrate data de-duplication and CDP into our innovative continuous system state back-up and recovery solutions.”

Total revenue for the quarter, which consists of software revenue and maintenance and professional services revenue, decreased 13.9% to $21.0 million in the second quarter of 2009 from $24.4 million in the second quarter of 2008. Software revenue decreased 23.4% to $10.4 million in the second quarter of 2009 from $13.6 million in the second quarter of 2008 but increased by 35.1% when compared to the first quarter of 2009. Maintenance and professional services revenue decreased 1.9% to $10.6 million in the second quarter of 2009 from $10.8 million in the second quarter of 2008 but increased by 1.3% when compared to the first quarter of 2009. On a constant currency basis, total revenue in the second quarter of 2009 declined by 9.0%, software revenue declined by 19.6% and maintenance and professional services revenue increased by 4.4% compared to the second quarter of 2008.

Income from operations was $2.9 million in the second quarter of 2009 compared to $4.4 million in the second quarter of 2008. Net income totaled $1.4 million, or $0.06 per diluted share in the second quarter of 2009 compared with $2.7 million, or $0.11 per diluted share, in the second quarter of 2008.

Income from operations on an adjusted, non-GAAP basis in the second quarter of 2009 was $4.0 million compared with $5.5 million in the second quarter of 2008. Adjusted, non-GAAP net income in the second quarter of 2009 was $2.5 million, or $0.11 per diluted share, compared with $3.7 million, or $0.16 per diluted share, in the second quarter of 2008.

The Company calculates these adjusted non-GAAP income measures by excluding the effects in the respective periods of the non-cash stock based compensation, resulting from the application of SFAS 123R, from operating expenses. An explanation of these adjusted, non-GAAP financial measures and a reconciliation of these measures to GAAP results are provided in the tables included in this press release, and these measures should only be viewed together with the reconciliation and the further explanation given under “Non-GAAP Financial Measures” below.

Cash generated from operations was $4.6 million in the second quarter of 2009. Cash and short term investments at June 30, 2009 totaled $84.1 million, an increase of approximately $5.0 million from March 31, 2009.

2009 Financial Guidance

Taking into account that the third quarter is typically similar to the second quarter in terms of revenue and billings, the Company is providing the following guidance. Revenue for the third quarter of 2009 is anticipated to be in the range of $20.0 to $22.0 million and adjusted non-GAAP operating income for the third quarter is expected to be $2.7 to $4.4 million. The effective income tax rate on non-GAAP income for the third quarter is expected to be approximately 39%. Non-GAAP net income per share for the third quarter is expected to be in the range of $0.07 to $0.12 per share and weighted average diluted shares using the treasury method are expected to be approximately 23.4 to 23.5 million shares.

See “Non-GAAP Financial Measures” and “Important Note to Investors” below.

Non-GAAP Financial Measures

Double-Take Software, Inc. has provided in this press release adjusted financial information that has not been prepared in accordance with generally accepted accounting principles, or GAAP. These non-GAAP financial measures are identified above as “adjusted, non-GAAP” measures. Double-Take Software, Inc. uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. Double-Take Software, Inc. believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing its financial results with other companies in Double-Take Software, Inc.’s industry, many of which present similar non-GAAP financial measures to investors. The historical non-GAAP financial measures presented above exclude the following item required to be included by GAAP: non-cash stock-based compensation charges. The Company’s expectations for adjusted, non-GAAP income and income per share for the third quarter of 2009 exclude the impact of stock-based compensation charges, the amount and significance of which, because of the information and assumptions underlying those charges, cannot readily be determined at this time.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of historic non-GAAP financial measures presented above to GAAP results has been provided in the financial statement tables included in this press release.

Conference Call Information

Double-Take Software, Inc. will discuss these financial results in a conference call at 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of Double-Take Software, Inc.’s conference call on the Investor Relations section of the company website at www.doubletake.com. For those who are unable to participate in the live conference call, an audio replay will be available until Friday, July 31, 2009 at 11:59 p.m. EDT. To access the audio replay, dial 888-203-1112 or 719-457-0820 and enter replay pass code 3369014. A web cast replay of the call will be available on the Investor Relations section at www.doubletake.com approximately two hours after the conclusion of the call and will remain available for approximately three months.

About Double-Take® Software

Headquartered in Southborough, Massachusetts, Double-Take(R) Software (Nasdaq: DBTK) is a leading provider of affordable Workload Optimization products that are simple to use and enable IT managers to easily move, protect, recover and more flexibly run critical IT workloads in physical and virtual environments, regardless of platform or location. With its unparalleled partner programs, technical support, and professional services, Double-Take Software is the solution of choice for more than 19,500 customers worldwide, from SMEs to the Fortune 500. Information about Double-Take Software's products and services can be found at www.doubletake.com.

Important Note to Investors

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases that say Double-Take or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All forward-looking statements are inherently speculative, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in forward-looking statements. These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward looking statements at any time.

Double-Take Software, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	Dec. 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$40,594	$40,659
Short term investments	43,500	32,524
Accounts receivable, net	14,767	19,593
Prepaid expenses and other current assets	5,845	6,621
Deferred tax assets	3,939	5,438
Total current assets	108,645	104,835

Property and equipment, net	3,758	4,236
Intangibles, net	5,402	5,963
Goodwill	16,964	16,267
Other assets	821	739

Total assets	$135,590	$132,040

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	6,700	6,422
Other liabilities	664	390
Deferred revenue	25,546	27,078
Total current liabilities	32,910	33,890

Long-term deferred revenue	4,527	4,614
Other long-term liabilities	69	126

Stockholders' equity	98,084	93,410

Total liabilities and stockholders' equity	$135,590	$132,040

Double-Take Software, Inc.
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue:
Software licenses	$10,435	$13,620	$18,157	$26,036
Maintenance and professional services	10,579	10,784	21,023	21,360
Total revenue	21,014	24,404	39,180	47,396

Cost of revenue:
Software licenses	135	121	217	241
Maintenance and professional services	2,054	2,517	4,111	4,856
Total cost of revenue	2,189	2,638	4,328	5,097

Gross profit	18,825	21,766	34,852	42,299

Operating expenses:
Sales and marketing	7,725	8,879	15,964	17,900
Research and development	3,981	4,129	7,884	8,148
General and administrative	3,191	3,507	6,248	6,674
Depreciation and amortization	1,012	863	2,002	1,668
Total operating expenses	15,909	17,378	32,098	34,390

Income from operations	2,916	4,388	2,754	7,909

Other income (expense), net	(1)	422	65	679

Income before income taxes	2,915	4,810	2,819	8,588

Income tax expense	1,550	2,156	1,499	3,781

Net income	1,365	2,654	1,320	4,807

Net income per share:
Basic	$0.06	$0.12	$0.06	$0.22
Diluted	$0.06	$0.11	$0.06	$0.21

Weighted-average number of shares used in per share amounts:
Basic	22,039	21,958	22,028	21,950
Diluted	23,321	23,109	23,209	23,129

Double-Take Software, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended
	June 30,
	2009	2008

Cash flows from operating activities:
Net Income	$1,320	$4,807
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	1,237	1,122
Amortization of intangible assets	765	546
Provision for (recovery of) doubtful accounts	65	(46)
Stock based compensation	2,193	1,963
Deferred income taxes	1,499	1,592
Excess tax benefits from stock based compensation	(1)	(130)

Changes in:
Accounts receivable	4,802	619
Prepaid expenses and other assets	720	16
Other assets	(75)	6
Accounts payable and accrued expenses	141	(662)
Other liabilities	293	(532)
Deferred revenue	(1,734)	1,730
Net cash provided by operating activities	$ 11,225	$ 11,031

Cash flows from investing activities:
Purchase of property and equipment	(731)	(1,644)
Purchase of short term investments	(43,939)	(17,570)
Sales and maturities of short term investments	32,980	34,470
Acquisitions, net of cash acquired	-	(462)
Net cash provided by (used in) investing activities	(11,690)	14,794

Cash flows from financing activities:
Proceeds from exercise of stock options	61	69
Excess tax benefits from stock based compensation	1	130
Payments on capital lease obligation	(10)	(28)
Net cash provided by financing activities	52	171

Effect of exchange rate changes on cash and cash equivalents	348	(334)
Net increase (decrease) in cash and cash equivalents	(413)	25,996
Cash and cash equivalents - beginning of period	40,659	25,748
Cash and cash equivalents - end of period	$ 40,594	$ 51,410

Double-Take Software, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months ended
	June 30,		June 30,
	2009	2008	2009	2008

Non-GAAP financial measures and reconciliation:

GAAP income from operations	$ 2,916	$ 4,388	$ 2,754	$ 7,909
Add: noncash stock based compensation (1)	1,101	1,077	2,193	1,963
Non-GAAP income from operations	$ 4,017	$ 5,465	$ 4,947	$ 9,872

GAAP net income	$ 1,365	$ 2,654	$ 1,320	$ 4,807
Add: noncash stock based compensation (1)	1,101	1,077	2,193	1,963
Non-GAAP net income	$ 2,466	$ 3,731	$ 3,513	$ 6,770

Non-GAAP income per share:
Basic	$0.11	$0.17	$0.16	$0.31
Diluted	$0.11	$0.16	$0.15	$0.29

Weighted-average number of shares used in per share amounts:

Basic	22,039	21,958	22,028	21,950

GAAP diluted shares outstanding	23,321	23,109	23,209	23,129
Add: effect of excluding stock based compensation	48	79	45	70
Non-GAAP diluted shares outstanding	23,369	23,188	23,254	23,199

Footnotes to Adjustments

(1) Represents noncash stock based compensation charges as follows:
	Three Months Ended		Six Months ended
	June 30,		June 30,
	2009	2008	2009	2008
Stock option expense by line item:
Cost of maintenance and professional services	$103	$101	$202	$184
Sales and marketing	223	232	492	406
Research and development	307	286	602	512
General and administrative	468	458	897	861
	$1,101	$1,077	$2,193	$1,963

CONTACT:
Double-Take Software, Inc.
S. Craig Huke, 317-572-1857
Chief Financial Officer
investor@doubletake.com
or
Sapphire Investor Relations, LLC
Erica Mannion, 212-766-1800, Ext. 203
Investor Relations
investor@doubletake.com